Exhibit 99.1

Company Contact:	Deborah Merrill
Chief Financial Officer
(864)232-5200 x 6620
investor.relations@deltaapparel.com

Investor Relations and Media Contact: ICR, Inc.
Investor:	Tom Filandro
(203)682-8200
Tom.Filandro@irinc.com
Media:	Jessica Liddell
(203)682-8208
DLAPR@icrinc.com

Delta Apparel Reports Fiscal 2019 Third Quarter and Nine-Month Results

Strength in Digital Print and Expansion at Salt Life Drive Sales and Earnings Growth for Quarter

GREENVILLE, S.C., July 31, 2019 -- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel products, today announced financial results for its fiscal year 2019 third quarter and nine months ended June 29, 2019.

Robert W. Humphreys, the Company’s Chairman and Chief Executive Officer, commented, “Our team delivered a strong quarter with accelerated sales growth and profitability, and we are pleased with the performance across both our Delta Group and Salt Life Group segments. Our DTG2Go digital print business continues to grow rapidly and our investments in that area are allowing us to capitalize on the disruption digital print technology is driving on graphic tees. Our Salt Life business also executed a great quarter, with strong performance across all of its major sales channels. We continue to be encouraged by the apparel growth we are seeing with regional and national retailers across multiple geographies.”

Mr. Humphreys continued, “The successes we are seeing across our business validate our focus on expanding our go-to-market strategies and sales channels as well as investing in manufacturing technology and distribution speed. We look forward to closing our fiscal year with more positive momentum.”

For the third quarter ended June 29, 2019:

●

Net sales were $119.3 million, up 6.3% from $112.2 million in the prior year third quarter. Net sales in the Delta Group segment increased 5% over the prior year period and net sales in the Salt Life Group segment increased 18% from the prior year period.

●

Gross profit was $24.8 million, an increase of 2.2% compared to $24.3 million in the prior year third quarter. As expected, gross margin sequentially improved 240 basis points from the second quarter to 20.8% in the third quarter.

●	Selling, general and administrative ("SG&A") expenses as a percentage of sales improved 100 basis points to 15%, compared to 16% in the prior year third quarter.
●

Other income included a $1.3 million discrete gain in the Salt Life Group segment realized from the settlement of a commercial litigation matter. Net of related expenses that are included in SG&A, the matter resulted in an improvement to operating income of $1.0 million, or approximately $0.10 diluted earnings per share.

●

Operating income for the quarter was $8.4 million compared to $6.7 million in the prior year third quarter, with the increase driven by profitability growth in both segments along with the above-referenced discrete gain.

●	Net income for the quarter was $4.9 million, or $0.70 per diluted share, compared to the prior year period of $4.6 million, or $0.62 per diluted share.

For the nine months ended June 29, 2019:

●	Net sales were $323.8 million, up 7% from $302.5 million in the comparable period last year.
●	Gross profit was $62.3 million compared to $62.9 million in the comparable period last year and gross margin was 19.2% compared to 20.8% in the prior year period.
●	SG&A expenses as a percentage of sales improved 40 basis points to 16%, compared to 16.4% in the prior year period.
●

Operating income was $11.3 million compared to $14.0 million in the comparable period last year, with the majority of the decrease attributable to a discrete expense of $2.5 million taken during the first quarter in connection with the resolution of a customer bankruptcy matter within the Delta Group segment.

●	Net income for the period was $4.7 million, or $0.67 per diluted share, compared to the prior year period’s net loss of $1.8 million, or $0.25 per diluted share.

During the quarter, the Company spent approximately $6.6 million on capital expenditures and $308 thousand to repurchase 14,000 shares of its stock. Total debt, including capital lease financing, as of the end of the first nine months of fiscal 2019 was $149 million, up approximately $33 million from the end of the prior year period. The majority of the increase was driven by debt of $18 million incurred in connection with the Company’s recent digital print acquisitions, with the remainder attributable to higher working capital and investments in capacity to support the acquired businesses and other growth initiatives. Total inventory at the end of the first nine months of fiscal 2019 was $177.8 million compared with $169.6 million a year ago due primarily to increased units on hand from the recent digital print acquisitions as well as higher average cost per unit from the stronger mix of fashion basics, fleece and performance products in inventory to support the growth in these categories.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results today at 4:30 PM ET. The Company invites you to join the call by dialing 800-347-6311. If calling from outside the United States, please dial 323-994-2131. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through August 31, 2019. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 8758320.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, Salt Life, LLC, M. J. Soffe, LLC, and DTG2Go, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of core activewear and lifestyle apparel and related accessory products. The Company specializes in selling casual and athletic products through a variety of distribution channels and distribution tiers, including department stores, mid and mass channels, e-retailers, sporting goods and outdoor retailers, independent and specialty stores, and the U.S. military. The Company’s products are also available direct-to-consumer at its branded retail stores and on its websites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 8,300 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the volatility and uncertainty of cotton and other raw material prices; the general U.S. and international economic conditions; competitive conditions in the apparel industry; restrictions on our ability to borrow capital or service our indebtedness; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; changing consumer preferences or trends; our ability to successfully open and operate new retail stores; changes in economic, political or social stability at our offshore locations; significant interruptions within our manufacturing or distribution facilities or other operations; our ability to attract and retain key management; significant changes in our effective tax rate; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy, fuel and other costs; material disruptions in our information systems; compromises of our data security; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Tables Follow

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	Jun 29, 2019	Jun 30, 2018	Jun 29, 2019	Jun 30, 2018

Net Sales	$119,260	$112,182	$323,773	$302,528
Cost of Goods Sold	94,470	87,919	261,505	239,660
Gross Profit	24,790	24,263	62,268	62,868

Selling, General and Administrative	17,931	17,936	51,771	49,654
Other Income, Net	(1,477)	(341)	(574)	(805)
Operating Income	8,336	6,668	11,071	14,019

Interest Expense, Net	1,989	1,522	5,739	4,207

Income Before Provision for Income Taxes	6,347	5,146	5,332	9,812

Provision for Income Taxes	1,510	596	896	11,583

Consolidated Net Income (Loss)	4,837	4,550	4,436	(1,771)

Net Loss Attributable to Non-Controlling Interest	(89)	-	(283)	-

Net Income (Loss) Attributable to Shareholders	$4,926	$4,550	$4,719	$(1,771)

Weighted Average Shares Outstanding
Basic	6,928	7,116	6,931	7,193
Diluted	7,080	7,388	7,065	7,193

Net Income (Loss) per Common Share
Basic	$0.71	$0.64	$0.68	$(0.25)
Diluted	$0.70	$0.62	$0.67	$(0.25)

	Jun 29, 2019	Sep 29, 2018	Jun 30, 2018
	(Unaudited)	(Audited)	(Unaudited)

Current Assets
Cash	$371	$460	$393
Receivables, Net	68,763	46,879	62,567
Income Tax Receivable	-	38	-
Inventories, Net	177,779	174,983	169,601
Prepaids and Other Assets	3,384	3,062	3,881
Total Current Assets	250,297	225,422	236,442

Noncurrent Assets
Property, Plant & Equipment, Net	58,422	52,114	50,794
Goodwill and Other Intangibles, Net	59,957	53,715	51,294
Deferred Income Taxes	1,053	1,374	1,488
Investment in Joint Venture	10,038	8,980	4,590
Other Noncurrent Assets	1,658	2,004	2,355
Total Noncurrent Assets	131,128	118,187	110,521

Total Assets	$381,425	$343,609	$346,963

Current Liabilities
Accounts Payable and Accrued Expenses	$65,069	$64,750	$66,018
Income Tax Payable	593	-	291
Current Portion of Contingent Consideration	2,790	638	-
Current Portion of Capital Lease Financing	6,084	3,846	3,309
Current Portion of Long-Term Debt	7,040	6,577	6,156
Total Current Liabilities	81,576	75,811	75,774

Noncurrent Liabilities
Long-Term Taxes Payable	3,492	4,259	7,414
Long-Term Contingent Consideration	6,604	9,904	-
Long-Term Capital Lease Financing	13,012	9,302	8,007
Long-Term Debt	123,236	92,083	98,858
Deferred Income Taxes	2,036	2,132	-
Other Noncurrent Liabilities	1,184	-	7,200
Total Noncurrent Liabilities	149,564	117,680	121,479

Common Stock	96	96	96
Additional Paid-In Capital	59,602	61,979	61,318
Equity Attributable to Non-Controlling Interest	(190)	93	-
Retained Earnings	133,414	128,695	125,581
Accumulated Other Comprehensive (Loss) Income	(887)	136	267
Treasury Stock	(41,750)	(40,881)	(37,552)
Equity Attributable to Delta Apparel, Inc.	150,285	150,118	149,710

Total Liabilities and Equity	$381,425	$343,609	$346,963